EXHIBIT 99.1

PRESS RELEASE

U.S. Bankruptcy Court Confirms CIRCOR’s Leslie Controls Subsidiary’s Chapter 11 Reorganization Plan

Leslie Controls Continues to Target Emergence from Bankruptcy for Fourth Quarter of 2010, Subject to U.S. District Court Affirmation of Plan and Resolution of Any Subsequent Appeals

Burlington, MA – October 28, 2010 – CIRCOR International, Inc. (NYSE: CIR), today announced that the U.S. Bankruptcy Court for the District of Delaware entered an order on October 28, 2010 approving and confirming the amended pre-negotiated Chapter 11 reorganization plan filed by its wholly owned subsidiary, Leslie Controls, Inc., on July 12, 2010.

The reorganization plan is intended to permanently resolve Leslie’s asbestos liability through the creation of a trust pursuant to Section 524(g) of the U.S. Bankruptcy Code. All current and future asbestos claims against Leslie would be channeled to the trust for review and payment, thus providing both Leslie and CIRCOR with permanent court protection from such claims.

Leslie is currently awaiting review and approval of the 524(g) trust aspects of the reorganization plan by the U.S. District Court for the District of Delaware. Upon entry of such a District Court order and absent a stay pending appeal, Leslie and CIRCOR would fund the trust once various closing conditions are satisfied and the plan becomes effective. Leslie’s final emergence from bankruptcy and distributions from the trust to claimants would not occur until any appeals from the District Court’s order are favorably resolved, although CIRCOR and Leslie believe that any such appeals would be without merit.

CIRCOR’s Chairman, President and Chief Executive Officer Bill Higgins said, “Receiving bankruptcy court confirmation is a major step toward Leslie’s emergence from Chapter 11. We commend Leslie’s dedicated team of employees for continuing to conduct business as usual and maintaining the company’s strong relationships with customers and suppliers during the bankruptcy process. We are now focused on obtaining district court approval and the plan becoming effective as soon as possible. We look forward to concluding this chapter in Leslie’s history and enabling Leslie to grow and contribute to CIRCOR’s profitability and cash flow going forward.”

About CIRCOR International, Inc.

CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets. With more than 9,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. These statements include, but are not limited to, the Company’s expectations related to the process for Leslie Controls’ emergence from bankruptcy, the Company’s continuing to target the District Court’s approval of the Sec. 524(g) trust and Leslie Controls’ emergence from bankruptcy for the fourth quarter of 2010, the belief that any appeals would be without merit, and the potential for Leslie Controls to grow and contribute to CIRCOR’s cash flow and profitability going forward. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE “INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200